                                                                Exhibit 99.21



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (SIERRA PACIFIC PENSION INVESTORS '84) :



                                                                                                THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER                    MARCH 31,   MARCH 31,
                                       ------------------------------------------------------  ---------   ---------
(000'S)                                  1995        1996       1997        1998       1999       1999       2000
Earnings:
  Pretax income (loss)                 $   (142)   $    198   $   (559)   $    125   $    357   $     38   $    119

Fixed Charges:
  Interest expense                           --          --        115         148        137         35         33
                                       --------    --------   --------    --------   --------   --------   --------
                 Total fixed charges         --          --        115         148        137         35         33

                 Total earnings            (142)        198       (444)        273        494         73        152

                 Total fixed charges         --          --        115         148        137         35         33

Ratio of earnings to fixed charges           --          --      (3.86)       1.84       3.61       2.09       4.61
                                       ========    ========   ========    ========   ========   ========   ========

  Deficiency to cover fixed charges         142          --        559          --         --         --         --
                                       ========    ========   ========    ========   ========   ========   ========